Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 11, 2026, with respect to the financial statements of Sagimet Biosciences Inc., incorporated herein by reference. The audit report of KPMG LLP on the aforementioned financial statements refers to adjustments to the 2024 financial statements to retrospectively adopt ASU 2023-09.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 11, 2026